Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

The following unaudited pro forma combined balance sheet as of December 31, 2014 and the unaudited pro forma combined statement of income for the year ended December 31, 2014 are based on (i) the audited consolidated financial statements of New Residential Investment Corp., or the Company, as of and for the year ended December 31, 2014 and (ii) the audited consolidated financial statements of Home Loan Servicing Solutions, Ltd., or HLSS as of and for the year ended December 31, 2014.

The unaudited pro forma combined balance sheet as of December 31, 2014 gives effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred on December 31, 2014. The unaudited pro forma combined statement of income for the year ended December 31, 2014 gives effect to the Pro Forma Transactions as if they had occurred on January 1, 2014.

The historical financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the Pro Forma Transactions, (ii) factually supportable and, (iii) with respect to the unaudited pro forma combined statement of income, are expected to have a continuing impact on the combined results. However, such adjustments are estimates based on certain assumptions and may not prove to be accurate. Information regarding these adjustments is subject to risks and uncertainties that could cause actual results to differ materially from our unaudited pro forma combined financial information.

The unaudited pro forma combined financial information and accompanying notes present the impact of the following (collectively the “Pro Forma Transactions”):

•	Our acquisition of substantially all of the assets and assumption of the related liabilities from HLSS including all of the issued share capital of HLSS’s first-tier subsidiaries (the “Acquisition”);

•	The issuance by us of approximately 28,286,980 shares of common stock of the Company at a price of $15.28 per share to HLSS in consideration for the Acquisition, in addition to cash consideration of $1,006.9 million;

•	The completion of sales of certain loan portfolios by the Company and HLSS in contemplation of the Acquisition, and the use of the proceeds from the Company’s loan sales to fund the Acquisition;

•	The refinancing of certain liabilities assumed in the Acquisition with the existing lenders of such liabilities, as well as repayment of certain liabilities assumed in the Acquisition;

•	The receipt by us of approximately $665.0 million proceeds as a result of indebtedness incurred in contemplation of the Acquisition; and

•	Following the Pro Forma Transactions described above, the management fee and the incentive compensation fee payable to the Manager by the Company.

In the opinion of management, all adjustments necessary to reflect the effects of the transactions described in the notes to the unaudited pro forma combined balance sheet and unaudited pro forma combined statement of income have been included and are based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma combined financial information is provided for informational and illustrative purposes only and should be read in conjunction with the Notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the audited consolidated financial statements of HLSS filed as Exhibit 99.2 to this Current Report on Form 8-K. The unaudited pro forma combined financial information does not contain any significant commitments and contingencies, including litigation, and does not purport to reflect our results of operations or financial condition had the Pro Forma Transactions occurred at an earlier date. The unaudited pro forma combined financial information also should not be considered representative of our future financial condition or results of operations.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2014

(dollars in thousands, except share and per share data)

	Historical New Residential Investment Corp. As of December 31, 2014	Historical Home Loan Servicing Solutions, Ltd. As of December 31, 2014	Pro forma Adjustments As of December 31, 2014		Pro Forma Combined As of December 31, 2014
Assets
Investments in:
Notes receivable - Rights to MSRs	$—	$614,465	$(614,465)	A,B	$—
Match funded advances	—	6,121,595	(6,121,595)	A,B	—
Excess mortgage servicing rights, at fair value	417,733	—	835,354	A,B	1,253,087
Excess mortgage servicing rights, equity method investees, at fair value	330,876	—	—		330,876
Servicer advances, at fair value	3,270,839	—	5,893,180	A,B	9,164,019
Real estate securities, available-for-sale	2,463,163	—	—		2,463,163
Residential mortgage loans, held-for-investment	47,838	815,663	(815,663)	A,B,C	47,838
Residential mortgage loans, held-for-sale	1,126,439	—	(424,769)	A,D	701,670
Real estate owned	61,933	—	(17,907)	D	44,026
Consumer loans, equity method investees	—	—	—		—
Cash and cash equivalents	212,985	210,009	(306,615)	C,D,E,F,I	116,379
Restricted cash	29,418	—	—		29,418
Derivative assets	32,597	—	—		32,597
Related party receivables	—	94,401	(94,401)	A,B	—
Deferred tax assets	—	491	(491)	A,B	—
Other assets	99,869	281,475	104,033	A,B,F	485,377

	$8,093,690	$8,138,099	$(1,563,339)		$14,668,450

Liabilities and Equity
Liabilities
Match funded liabilities	$—	$5,624,088	$(5,624,088)	A,B	$—
Other borrowings	—	1,182,328	(1,182,328)	A,B	—
Repurchase agreements	3,149,090	—	(707,990)	D	2,441,100
Notes payable	2,913,209	—	6,793,180	A,B,C,F,I	9,706,389
Trades payable	2,678	—	—		2,678
Due to affiliates	57,424	—	—		57,424
Dividends payable	53,745	12,783	—		66,528
Deferred tax liability	15,114	491	—		15,605
Income taxes payable	—	173	(173)	A,B	—
Related party payables	—	14,503	(14,503)	A,B	—
Accrued expenses and other liabilities	52,505	12,454	44,676	A,B,J	109,635

	$6,243,765	$6,846,820	$(691,226)		$12,399,359

Commitments and Contingencies
Equity
Common stock, $0.01 par value; 2,000,000,000 shares authorized on a pro forma basis; 169,721,885 shares issued and outstanding on a pro forma basis	$1,414	$710	$(427)	G,H	$1,697
Additional paid-in capital	1,328,587	1,210,300	(778,371)	G,H	1,760,516
Retained earnings	237,769	79,133	(92,179)	G,H,J	224,723
Accumulated other comprehensive income	28,319	1,136	(1,136)	G	28,319

Total stockholders’ equity	1,596,089	1,291,279	(872,113)		2,015,255
Noncontrolling interests in equity of consolidated subsidiaries	253,836	—	—		253,836

Total equity	1,849,925	1,291,279	(872,113)		2,269,091

Total Liabilities and Equity	$8,093,690	$8,138,099	$(1,563,339)		$14,668,450

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2014

(dollars in thousands, except share and per share data)

	Historical New Residential Investment Corp. For the year ended December 31, 2014	Historical Home Loan Servicing Solutions, Ltd. For the year ended December 31, 2014	Pro Forma Adjustments For the year ended December 31, 2014		Pro Forma Combined For the year ended December 31, 2014
Interest income	$346,857	$397,506	$(49,253)	K	$695,110
Interest expense	140,708	163,698	22,072	L	326,478

Net Interest Income	206,149	233,808	(71,325)		368,632

Impairment
Other-than-temporary impairment (“OTTI”) on securities	1,391	—	—		1,391
Valuation provision on loans and real estate owned	9,891	—	—		9,891

	11,282	—	—		11,282

Net interest income after impairment	194,867	233,808	(71,325)		357,350
Other Income
Related party revenue	—	1,843	(1,843)	M	—
Other revenue	—	402	(402)	M	—
Change in fair value of investments in excess mortgage servicing rights	41,615	—	—		41,615
Change in fair value of investments in excess mortgage servicing rights, equity method investees	57,280	—	—		57,280
Change in fair value of investments in servicer advances	84,217	—	34,944	K	119,161
Earnings from investments in consumer loans, equity method investees	53,840	—	—		53,840
Gain on consumer loans investments	92,020	—	—		92,020
Gain on settlement of investments, net	35,487	—	—		35,487
Other income, net	10,629	—	2,245	M	12,874

	375,088	2,245	34,944		412,277
Operating Expenses
Compensation and benefits	—	6,351	(6,351)	M	—
Related party expenses	—	2,349	(2,349)	M	—
General and administrative expenses	27,001	9,753	8,700	M	45,454
Management fee allocated by Newcastle	—	—	—		—
Management fee to affiliate	19,651	—	6,483	N	26,134
Incentive compensation to affiliate	54,334	—	24,000	N	78,334
Loan servicing expense	3,913	—	—		3,913

	104,899	18,453	30,483		153,835

Income (Loss) Before Income Taxes	465,056	217,600	(66,864)		615,792
Income tax expense	22,957	636	—	O	23,593

Net Income (Loss)	$442,099	$216,964	$(66,864)		$592,199

Noncontrolling Interests in Income (Loss) of Consolidated Subsidiaries	$89,222	$—	$—		$89,222

Net Income (Loss) Attributable to Common Stockholders	$352,877	$216,964	$(66,864)		$502,977

Income Per Share of Common Stock
Basic	$2.59			P	$3.05

Diluted	$2.53			P	$3.00

Weighted Average Number of Shares of Common Stock Outstanding
Basic	136,472,865			P	164,759,845

Diluted	139,565,709			P	167,852,689

See notes to unaudited pro forma combined financial information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

HLSS Transaction

On April 6, 2015, the Company acquired substantially all of the assets and assumed the related liabilities of HLSS, including all of the issued share capital of HLSS’s first-tier subsidiaries, for aggregate consideration consisting of $1,006.9 million in cash and 28,286,980 unregistered shares of the Company’s common stock, par value $0.01 per share, issued to HLSS in a private placement pursuant to the Share and Asset Purchase Agreement (the “APA”).

The purchase price allocation within this unaudited pro forma combined financial information is based upon a purchase price of $1,439.1 million, inclusive of the cash consideration and the fair value of the unregistered common stock issued. The fair value of the common stock at the date of the acquisition was $15.28 per share which is the Company’s closing price per share as of April 2, 2015. The fair value of the unregistered shares is not expected to be materially different from that of registered shares based on the assumption that the shares are expected to be registered shortly after the close of the Acquisition.

The purchase consideration is summarized as follows:

The Company’s closing price per share on April 2, 2015	$15.28
The Company’s share issuance to HLSS	28,286,980
Share issuance consideration	$432,225,054
Cash consideration	$1,006,874,946

Total purchase consideration	$1,439,100,000

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and HLSS. Accordingly, the assets acquired and liabilities assumed are recorded at their acquisition date fair values. Such acquisition value was not materially different from the purchase price paid in consideration of acquiring substantially all of the assets and assuming the related liabilities of HLSS in accordance with ASC 805.

The major assets to be acquired and liabilities to be assumed from HLSS include Excess mortgage servicing rights, Servicer advances, Residential mortgage loans, held-for-sale and Notes payable. Their estimated acquisition date fair values are set forth below (in millions):

Excess mortgage servicing rights (Refer to note A)	$835.4
Servicer advances (Refer to note A)	5,893.2
Residential mortgage loans, held-for-sale (Refer to notes A and D)	472.2
Notes payable (Refer to notes C and I) (1)	$6,128.2

(1)	The Notes payable consist of the Match funded liabilities of $5,558.0 ($5,624.1 reflected in the audited balance sheet of HLSS as of December 31, 2014, less $66.1 funded by HLSS related to the sale of re-performing loans (“RPL”)) and Other borrowings of $570.2 ($1,182.3 reflected in the audited balance sheet of HLSS as of December 31, 2014, less the repayment of the Senior secured term loan facility of $340.6 and the repayment of the RPL Facility of $271.5).

Excess mortgage servicing rights

The fair value of Excess mortgage servicing rights acquired of $835.4 million was estimated using a discounted cash flow model that includes assumptions that are inherently subjective and unobservable. Significant inputs used in the valuations include expectations of prepayment rates, the excess mortgage servicing amount of the underlying mortgage loans and discount rates that market participants would use in determining the fair values of Excess mortgage servicing rights on similar pools of residential mortgage loans.

The values of Excess mortgage servicing rights are sensitive to changes in the discount rate and prepayment rate assumptions. The Company performed sensitivity analyses on the aforementioned assumptions as follows:

Discount rates

The Company valued the Excess mortgage servicing rights with a discount rate of 12.0%. A 50 basis point increase/(decrease) in the discount rate assumption would result in an approximately $13.0 million (decrease)/increase in the value of the Excess mortgage servicing rights, respectively. Such increase/(decrease) in the discount rate assumption would result in an approximately $2.1 million increase/(decrease) to annual income on the Excess mortgage servicing rights, respectively, since a change in the initial discount rate would change the total amount of accretable yield on these rights.

Prepayment rates

The Company valued the Excess mortgage servicing rights with a conditional prepayment assumption of 11.0%. A 50 basis point increase/(decrease) in the prepayment rate assumption would result in an approximately $16.0 million (decrease)/increase in the value of the Excess mortgage servicing rights, respectively. Such increase/(decrease) in the prepayment assumption would result in an approximately $1.9 million (decrease)/increase to annual income on the Excess mortgage servicing rights, respectively.

Servicer advances

The fair value of Servicer advances, including the base component of the related mortgage servicing right, of $5,893.2 million was estimated based on a discounted cash flow model that includes assumptions that are inherently subjective and unobservable. The factors that most significantly impact the fair value include (i) the rate at which the servicer advance balance changes over the term of the investment, (ii) the UPB of the underlying loans with respect to which the Company has the obligation to make advances and owns the base component of the related mortgage servicing right, which in turn is driven by prepayment speeds and (iii) the percentage of delinquent loans with respect to which the Company owns the base component of the mortgage servicing right. Significant inputs used in the valuation include the assumptions used to establish the aforementioned cash flows and discount rates that market participants would use in determining the fair values of Servicer advances.

The value of the Servicer advances is sensitive to changes in the discount rate, and the assumption of the amount of outstanding advances in relation to the unpaid principal balance (“UPB”) of the underlying loans. The Company performed sensitivity analyses on the aforementioned assumptions as follows:

Discount rates

The Company valued the Servicer advances with a discount rate of 5.4%. A 40 basis point increase/(decrease) in the discount rate assumption would result in an approximately $48.6 million (decrease)/increase in the value of the Servicer advances, respectively. The increase/(decrease) in the discount rate assumption would result in an approximately $17.5 million increase/(decrease) to annual income on the Servicer advances, respectively, since a change in initial discount rate would change the total amount of accretable yield on these rights.

Servicer advances / UPB

The Company valued the Servicer advances with a weighted average ratio of outstanding Servicer advances to UPB of 1.5% A 20 basis point increase/(decrease) in this assumption would result in an approximately $45.0 million (decrease)/increase in the value of the Servicer advances, respectively. Such increase/(decrease) would result in an approximately $41.2 million increase/(decrease) to annual income on the Servicer advances, respectively.

Residential mortgage loans held-for-sale

Residential mortgage loans, held-for-sale of $472.2 million represent Government National Mortgage Association (“GNMA”) early buy-out (“EBO”) loans acquired from HLSS (“EBO Loans”). EBO Loans are guaranteed by the Federal Housing Administration (“FHA”) and as such the fair value of the loans was estimated using a discounted cash flow model incorporating such guarantee. Other assets include Claims receivable from the FHA related to GNMA EBO loans for which foreclosure has been completed and for which claims have been made on the FHA guarantee of $109.6 million. The FHA receivable is short term in nature and the carrying value generally approximates fair value.

Notes payable

Match funded liabilities of $5,624.1 million include various series of notes, variable funding notes and other fixed rate liabilities. The fair value of these notes was estimated using broker quotes and discounted cash flow models.

Other Borrowings included in Notes payable of $1,182.3 million include a senior secured term loan facility, an EBO facility, a Re-performing Loan (“RPL”) facility and a servicer advance note facility (the “Note Facility”). The fair value estimate of the senior secured term loan facility was determined by using a combination of broker quotes and discounted cash flow models. The EBO facility, RPL facility and Note Facility are short term in nature and the carrying values generally approximate fair value.

At this time the Company has not finalized a detailed valuation of the assets acquired and liabilities assumed as part of the Acquisition, and accordingly, the unaudited pro forma combined financial information was prepared using a preliminary allocation of the estimated or actual purchase prices based on assumptions and estimates, which are subject to material changes. Additionally, the Company has not yet completed all of the analysis necessary to identify additional items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma combined financial information. The Acquisition accounting will be completed within the required measurement period in accordance with the accounting guidance on business combinations, but in no event later than one year following the completion of the Acquisition.

Upon completion of a final detailed valuation analysis, there may be additional increases or decreases to the recorded book values of assets and liabilities associated with the Acquisition, including, but not limited to, commitments and contingencies that will give rise to future expenses that are not reflected in this unaudited pro forma combined financial information. Accordingly, once the necessary analyses is completed and the final purchase price and purchase price allocation is determined, actual results may differ materially from the information presented in this unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not contain any significant commitments and contingencies, including litigation described elsewhere in the Company’s prospectus supplement dated April 7, 2015, based upon the preliminary valuation discussed therein. The results of any additional facts and circumstances that materialize subsequent to the preparation of this unaudited pro forma combined financial information may differ materially from the information presented herein.

Additionally, the unaudited pro forma combined statement of income does not reflect the cost of any integration activities or synergies that may be derived from any integration activities, both of which may have a material impact on the results of operations in periods following the completion of the Acquisition.

Conformity of Accounting Policies

Certain assets and liabilities and related processes of HLSS are expected to be integrated with those of the Company. This integration includes a review by the Company of HLSS’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements that have not been adjusted for in the pro forma financial information (Please refer to note B). Accounting policy differences may be identified after completion of the Acquisition.

Pro Forma Adjustments for the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2014

A.	In accordance with ASC 805, Management has performed a preliminary allocation of the purchase price to HLSS’s assets and liabilities in the accompanying unaudited pro forma combined financial information based on estimates. The final allocation of purchase price may differ materially from the pro forma amounts included herein. The preliminary allocation of the purchase consideration is as follows (in millions):

	Purchase Price Allocation		Historical	Fair Value / Other Pro Forma Adjustment
Cash and cash equivalents	$48.6		$210.0	$(161.4)*
Servicer advances	5,893.2		6,121.6	(228.4)
Excess mortgage servicing rights	835.4		614.5	220.9
Residential mortgage loans, held-for-sale	472.2		477.0	(4.8)
Related party receivables	94.4		94.4	—
Deferred tax assets	0.5		0.5	—
Other assets	263.4		281.5	(18.1)

Total assets acquired	$7,607.7		$7,799.5	$(191.8)

Match funded liabilities	$5,558.0	**	$5,624.1	$(66.1)
Other borrowings	570.2	***	1,182.3	(612.1)
Dividends payable	12.8		12.8	—
Deferred tax liability	0.5		0.5	—
Income taxes payable	0.2		0.2	—
Related party payables	14.5		14.5	—
Accrued expenses and other liabilities	12.4		12.4	—

Total liabilities assumed	$6,168.6		$6,846.8	$(678.2)

Estimated fair value of net assets acquired	$1,439.1

*	Reflects the Cash and cash equivalents not acquired in the Acquisition. Please refer to note E.
**	Amounts stated are after the funding of $66.1 from HLSS into the Match funded liabilities as a result of the proceeds from the RPL sale reflected in note C.
***	Amounts stated are after the repayment of the RPL liability of $271.5 and the HLSS Senior secured term loan facility of $340.6 as reflected in notes C and I, respectively.

B.	Certain amounts in the historical balance sheet of HLSS have been reclassified to conform to the Company’s presentation and the details of these reclassifications are as follows:

•	The Match funded advances of $6,121.6 million and the Notes receivable—Rights to MSRs of $614.5 million have been reclassified to Servicer advances, at fair value and Excess mortgage servicing rights, at fair value. The Match funded advances and the Notes receivable—Rights to MSRs were fair valued as a part of the preliminary allocation of purchase price for $5,893.2 million in Servicer advances, at fair value and for $835.4 million in Excess mortgage servicing rights, at fair value. This results in a net fair value adjustment to Servicer advances, at fair value of $(228.4) million and a net fair value adjustment to Excess mortgage servicing rights, at fair value of $220.9 million reflected in note A;

•	EBO loans of $477.0 million have been reclassified from Residential mortgage loans, held-for-investment to Residential mortgage loans, held-for-sale. The EBO loans were fair valued as a part of the preliminary allocation of purchase price for $472.2 million resulting in a net fair value adjustment of $(4.8) million reflected in notes A and D;

•	Related party receivables of $94.4 million and Deferred tax assets of $0.5 million have been reclassified to Other assets;

•	The historical HLSS deferred financing costs of $16.7 million included in Other assets were fair valued as a part of the preliminary allocation of purchase price to $0.0 resulting in a net fair value adjustment of $(16.7) million reflected in note F;

•	The Match funded liabilities of $5,624.1 million have been reclassified to Notes payable, $66.1 million was deducted as a result of the liquidity obtained by HLSS from the sales of RPL’s discussed in note C below;

•	The Senior secured term loan facility, EBO facility, RPL facility and Note facility of $1,182.3 million have been reclassified from Other borrowings to Notes payable (Refer to notes A and B); and

•	Income taxes payable of $0.2 million and Related party payables of $14.5 million have been reclassified to Accrued expenses and other liabilities.

The movements in Other assets can be summarized as follows (in millions):

Reclassifications
Reclassification of related party receivables	$94.4
Reclassification of deferred tax assets	0.5

Total Reclassifications	$94.9

Add:

Capitalization of refinanced deferred financing costs (Refer to note F)	27.2

Fair value / Other Pro Forma adjustments
HLSS settlement of derivatives (Refer to note E, F and I)	(1.4)
Fair value adjustment of historical HLSS deferred financing costs (Refer to notes A and F)	(16.7)

Total Fair value adjustments	$(18.1)

Total movement in Other assets	$104.0

C.	Reflects the impact in Notes payable of sales of RPLs for $337.6 million by HLSS subsequent to December 31, 2014, prior to the close of the Acquisition. The RPLs sold by HLSS were not acquired and the related liabilities were not assumed in the Acquisition. The carrying value of the loans was $338.6 million as of December 31, 2014 resulting in a loss of $1.0 million. The loss was not reflected in the unaudited pro forma combined statement of income as the loss is not recurring in nature.

The pro forma loss on sale has been calculated based on the historical carrying value of the Residential mortgage loans, held-for-investment as at December 31, 2014. When the sale of the HLSS’ RPLs was closed, the actual carrying value of the Residential mortgage loans, held-for-investment may have been different and may result in a materially different gain / loss.

With the proceeds of the sale, HLSS repaid the RPL liability of $271.5 million, reflected in Notes payable, resulting in a net cash inflow of $66.1 million. The net cash inflow was utilized by HLSS to fund part of the Match funded liabilities of $5,624.1 million as of December 31, 2014.

D.	Reflects the impact of sales of certain Residential mortgage loans, held-for-sale and Real estate owned for $931.9 million by the Company subsequent to December 31, 2014 in contemplation of the Acquisition and the use of the resulting proceeds to fund the Acquisition. The carrying value of the Residential mortgage loans, held-for-sale and Real estate owned was $914.9 million as of December 31, 2014 resulting in a gain of $17.0 million. The gain was not reflected in the unaudited pro forma combined statement of income as the gain is not recurring in nature. A reconciliation of the pro forma gain on sale is as follows (in millions):

Sales proceeds		$931.9
Carrying value of Residential mortgage loans, held-for-sale	$897.0
Carrying value of Real estate owned	$17.9

Total carrying value		914.9

Pro forma gain on sale		$17.0

The pro forma gain on sale has been calculated based on the historical carrying value of the Residential mortgage loans, held-for-sale and the Real estate owned as at December 31, 2014. When the actual sale was closed, the carrying value of the Residential mortgage loans, held-for-sale and the Real estate owned was different and would have resulted in a materially different gain/loss.

The sales proceeds were used for a Repurchase agreement pay down of $708.0 million resulting in a net cash increase of $223.9 million. These remaining proceeds were used for the Acquisition.

The pro forma adjustments in the Residential mortgage loans, held-for-sale can be summarized as follows (in millions):

Reclassification and fair value adjustment of HLSS EBOs included in residential mortgage loans, held-for-investment (see note B)	$472.2
Residential loans sold by the Company	(897.0)

Total	$(424.8)

E.	Reflects the elimination of HLSS Cash and cash equivalents not acquired in the Acquisition pursuant to the APA. The movements in pro forma Cash and cash equivalents can be summarized as follows (in millions):

HLSS proceeds from sale of loans (Refer to note C)	$337.6
HLSS repayment of the RPL liability (Refer to note C)	(271.5)
Cash applied to Match funded liabilities from the HLSS RPL sale (Refer to note C)	(66.1)
HLSS opening balance Cash and cash equivalents not acquired in the Acquisition	(161.4)
HLSS repayment of senior secured term loan facility (Refer to note I)	(340.6)
HLSS settlement of derivatives (Refer to notes B, F and I)	1.4
HLSS derivatives settlement cash not acquired in the Acquisition	(1.4)
The Company’s historical Cash and cash equivalents used for the Acquisition	(1.3)
The Company’s proceeds from sale of loans (Refer to note D)	931.9
The Company’s pay down on Repurchase agreements (Refer to note D)	(708.0)
Deferred financing costs (Refer to note F)	(27.2)

Total	$(306.6)

F.	Reflects the elimination of historical HLSS Deferred financing costs of $16.7 million and the settlement of the HLSS derivatives of $1.4 million (Refer to notes B, E and I) pursuant to ASC 805 and the recognition of Deferred financing costs of $27.2 million as a result of the refinancing of the liabilities contemplated in connection with the Acquisition and for which refinancing terms were agreed upon with the bank counterparties on April 2, 2015. Please refer to note L for the related impact on the unaudited pro forma combined statement of income.

Fair value adjustment of historical HLSS deferred financing costs (Refer to notes A and B)	$(16.7)
HLSS settlement of loan related derivatives (Refer to notes B, E and I)	(1.4)
New deferred financing costs (commitment fees) to be paid to the bank counterparties and capitalized	27.2

Reflects the new indebtedness for $665.0 million contemplated by the Company in connection with the Acquisition and for which financing terms were agreed upon with the bank counterparties on April 2, 2015.

The terms agreed upon with the bank counterparties for the refinanced liabilities and the new indebtedness mentioned above are included in note L.

G.	Reflects the equity impact of the pro forma adjustments. Please refer to the table below for a summary of the movements included in the Company’s Equity:

(Millions of dollars)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling interests in equity of consolidated subsidiaries	Total Equity
New Residential Investment Corp. historical equity as of December 31, 2014	$1.4	$1,328.6	$237.8	$28.3	$1,596.1	$253.8	$1,849.9
Addition of HLSS historical equity as of December 31, 2014	0.7	1,210.3	79.1	1.1	1,291.2	—	1,291.2
Elimination of HLSS historical equity	(0.7)	(1,210.3)	(79.1)	(1.1)	(1,291.2)	—	(1,291.2)
Share issuance (Refer to note H)	0.3	431.9	—	—	432.2	—	432.2
Transaction costs (Refer to note J)	—	—	(30.0)	—	(30.0)	—	(30.0)
The Company’s net gain on sale of Residential mortgage loans and Real estate owned (Refer to note D)	—	—	17.0	—	17.0	—	17.0

Pro forma combined equity as of December 31, 2014	$1.7	$1,760.5	$224.8	$28.3	$2,015.3	$253.8	$2,269.1

H.	Reflects the issuance on April 6, 2015 of approximately 28,286,980 shares of common stock of the Company at a price of $15.28 per share to HLSS in consideration for the Acquisition. The fair value of the common stock was estimated using a value of $15.28 per share which was the Company’s last closing price per share available as of April 2, 2015. The fair value of the unregistered shares is not expected to be materially different of that of registered shares based on the assumption that the shares are expected to be registered shortly after the close of the Acquisition.

I.	Reflects the impact of the repayment of the HLSS Senior secured term loan facility in the amount of $340.6 million. In addition to the repayment of the loan, the related derivatives of $1.4 million included in Other assets were settled (Refer to notes B, E and F).

The following summarizes the components of pro forma adjustments in the Notes payable (in millions):

Addition of HLSS Match funded liabilities (Refer to note B)	$5,624.1
Addition of HLSS Other liabilities (Refer to note B)	1,182.3
HLSS repayment of RPL liability (Refer to note C)	(271.5)
Cash applied to Match funded liabilities from the HLSS RPL sale (Refer to note C)	(66.1)
Repayment of HLSS Senior secured term loan facility	(340.6)
New indebtedness incurred by the Company as part of the Acquisition (Refer to note F)	665.0

Total	$6,793.2

J.	Reflects costs of $30.0 million incurred by the Company directly attributable to the Acquisition. These costs consist of third party legal, consulting and accounting fees.

Pro Forma Adjustments for the Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2014

K.	The adjustment to Interest income reflects the effective interest income earned on the portfolio of Excess mortgage servicing rights of $88.7 million and Servicer advances of $273.9 million had the portfolios been acquired by the Company as of January 1, 2014 at their estimated fair market values. Additionally, the adjustment reflects the reclassification of fair value changes in Excess mortgage servicing rights to conform with the Company’s accounting policies.

Interest income also reflects, on a pro forma basis, the interest income of $22.9 million that would have been earned on the EBO loans had they been acquired as of January 1, 2014. The pro forma adjustment to record the additional interest income is $4.3 million.

Interest income was adjusted on a pro forma basis to reflect the reversal of Interest income that was related to the following sales of loan portfolios by the Company and HLSS subsequent to December 31, 2014 and prior to the close of the Acquisition:

•	Eliminate Interest income of $9.0 million related to the sale of residual mortgage loans sold by the Company; and

•	Eliminate Interest income of $9.6 million related to the sale of HLSS’s portfolio of RPLs.

The following summarizes the components of pro forma adjustments to Interest income (in millions):

Eliminate historical Interest income on the acquired EBO loans of HLSS	$(18.6)
Add: Full year Interest income on acquired EBO loans of HLSS	22.9
Eliminate Interest income related to the sale of residual mortgage loans sold by the Company	(9.0)
Eliminate Interest income related to the sale of HLSS’s portfolio of RPLs	(9.6)
Eliminate historical Interest income of HLSS	(397.5)
Add: HLSS Interest income based on the Company’s accounting policies	362.6

Total	$(49.2)

L.	The adjustment to Interest expense reflects the refinancing of the liabilities contemplated in connection with the Acquisition and for which refinancing terms were agreed upon with the bank counterparties on April 2, 2015. In addition, the adjustment reflects the Interest expense on the new indebtedness for $665.0 million contemplated by the Company in connection with the Acquisition and for which financing terms have been agreed upon with the bank counterparties (Refer to note F).

Interest expense is calculated as if the liabilities were assumed or outstanding at January 1, 2014 at their estimated fair values under the terms of the financing that would have been in place at that time and assumptions as to the amount of variable funding necessary over such period. Please refer to the table below for a summary of the terms (in millions):

	Coupon	Principal	Weighted Average Interest Rate	Weighted Average Maturity
Term Loan Facility	Fixed	$1,800.0	2.03%	5/9/2016
Variable Funding Notes	Floating (1M LIBOR + 2.65%)	4,195.6	2.82%	2/27/2016

Total		$5,995.6	2.58%

All of the new indebtedness of $665.0 million is variable funding. The refinanced liabilities consist of the remaining variable funding of $3,530.6 million and the fixed term loan facility of $1,800.0 million.

The refinancing for purposes of the combined pro forma financial information was considered a modification with the existing lenders, and all historical deferred financing costs are eliminated in applying purchase price accounting as of the Acquisition date. As a result, the amortization of historical deferred financing costs is excluded from the unaudited pro forma combined statement of income for the year ended December 31, 2014.

The Company refinanced the variable funding notes in the Match funded liabilities with a variable interest rate with the terms stated in the table above based on the terms agreed upon with the bank counterparties on April 2, 2015. A change of 1/8% in the interest rate associated with the variable rate borrowings would result in an additional annual interest expense of approximately $3.7 million (in the case of an increase in the rate) or an annual reduction of interest expense of approximately $(3.7) million (in the case of a decrease in the rate).

The additional Interest expense of $44.5 million represents the additional interest expense and amortization of commitment fees on the refinancing and the new indebtedness incurred. In addition, the interest expense of $22.4 million related to the HLSS RPL liability and the Senior secured term loan facility that was repaid prior to the close of this Acquisition, has been excluded.

The following summarizes the pro forma adjustment in the Interest expense (in millions):

Exclusion of historical HLSS Interest expense related to the Match funded liabilities	$(109.7)
Add: Refinanced HLSS Interest expense related to the Match funded liabilities	136.4
Add: Interest expense related to new indebtedness incurred by the Company for the Acquisition	7.8
Add: Deferred financing costs amortization on refinancing of the Match funded liabilities	10.0

Total additional interest expense from refinancing and new indebtedness	44.5

Exclusion of historical HLSS Interest expense due to the repayment of Term Loan Facility (Refer to note I)	(16.5)
Exclusion of historical HLSS Interest expense related to the repaid RPL liability (Refer to note C)	(3.7)
Exclusion of historical HLSS Interest expense related deferred financing costs	(2.2)

Total exclusion of historical HLSS Interest expense	(22.4)

Total	$22.1

M.	Certain amounts in the historical statement of income of HLSS have been reclassified to conform to the Company’s presentation and the details of these reclassifications are as follows:

•	Related party revenue of $1.8 million and Other revenue of $0.4 million to Other income, net.

•	Compensation and benefits of $6.4 million and Related party expenses of $2.3 million to General and administrative expenses.

N.	Represents additional management fees as a result of the Acquisition pursuant to the management agreement, according to which the Company pays 1.5% of our Gross Equity, as defined in the management agreement, assuming the underwriter does not exercise their option to purchase additional shares of our common stock.

Management Fee Adjustment

Year ended December 31, 2014
Share issuance as consideration to HLSS	$432.2
Base pro forma management fee of 1.5% of share issuance	6.5
Pro forma adjustment	$6.5

Incentive Compensation Adjustment

Reflects an adjustment to the Incentive Compensation of $24.0 million related to the pro forma adjustments to the statement of income and the impact of this share issuance by the Company to HLSS on the incentive compensation threshold.

O.	The Company intends to continue to qualify as a REIT under the requirements of the Internal Revenue Code, and as a result, the Company’s direct income tax expense is expected to be minimal. Consequently, no additional adjustment to pro forma Income tax expense has been made with respect to the Acquisition. With respect to the Acquisition, the Company acquired the taxable subsidiaries of HLSS by the Company’s Taxable REIT subsidiaries (“TRS”) and are therefore subject to federal income taxes at corporate rates on the taxable basis carried over from HLSS. However, no pro forma adjustment for income tax expense has been reflected in the pro forma statement of income as incremental taxable income is projected to be minimal.

P.	Pro Forma Earnings (Loss) Per Share Attributable to Common Stockholders

Pro forma basic earnings (loss) per common share attributable to common stockholders has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented.

The following table sets forth the computation of unaudited pro forma basic and diluted earnings (loss) per share attributable to common stockholders (in thousands, except per share data):

	Year ended December 31, 2014
	Net income	Shares	Per share amount
Earnings per share, basic	502,977	164,759,845	3.05
Earnings per share, diluted	502,977	167,852,689	3.00

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share attributable to common stockholders are as follows:

	Year ended December 31, 2014
	Historical	Shares issued in the equity raise (Refer to note H)*	Pro Forma Total
Weighted-average shares outstanding, basic	136,472,865	28,286,980	164,759,845
Weighted-average shares outstanding, diluted	139,565,709	28,286,980	167,852,689

*	The Company expects to issue approximately 2.8 million options to the Manager pursuant to the management agreement in connection with this share issuance to HLSS. However, this does not impact diluted shares outstanding since the assumed strike price and the assumed market value for purposes of computing the treasury stock method are both equal to the share issue price.